ASA LIMITED

OFFER TO PURCHASE FOR CASH
UP TO 720,000 OF ITS ISSUED AND OUTSTANDING

COMMON SHARES, PAR VALUE U.S. $1.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 2, 2009, UNLESS THE OFFER IS EXTENDED.

The offer to purchase shares described in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”) (the “Offer”) is not conditioned upon ASA Limited (the “Company”) obtaining financing or upon any minimum number of shares being tendered, but is subject to other conditions as outlined in the Offer Documents.

If the Company completes the Offer, it will purchase shares at a price equal to 98% of the net asset value (“NAV”) per share as determined by the Company at the close of regular trading on the New York Stock Exchange (the “NYSE”) on the expiration date of the Offer.

The Company’s board of directors has approved the Offer. However, neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in the Offer Documents, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or its board of directors or officers.

The Offer Documents contain important information. Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors, and make their own decisions with respect to the Offer.

On May 20, 2009, Andrew Pegge, a director of the Company, filed with the Securities and Exchange Commission a Form 4 reporting his beneficial ownership of 96,782 shares (1.34% of the outstanding shares) of the Company. Andrew Pegge has advised the Company that he intends to tender all (or a portion) of his shares in the Offer and/or sell all (or a portion) of his shares into the market during the pendency of the Offer. Other than the foregoing, the Company has been advised that no director or executive officer of the Company intends to tender any shares in the Offer or sell any shares into the market during the pendency of the Offer.

See Section 8 of this Offer to Purchase for information about the purpose and background of the Offer.

If you have questions about the Offer, you can contact D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth in Section 15 of this Offer to Purchase. You can also obtain additional copies of the Offer Documents, the Notice of Guaranteed Delivery, or any other tender materials from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

IF YOU DO NOT WANT TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

September 1, 2009

The Information Agent for the Offer is:

D. F. King & Co., Inc.

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

• if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

• if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”); or

• if you are an institution participating in The Depository Trust Company, which is referred to as the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 2 of this Offer to Purchase; or

• if you hold shares (including shares acquired through your participation in the Company’s dividend reinvestment and stock purchase plan) on deposit directly with Computershare Trust Company, N.A., the Company’s transfer agent, complete and sign a Letter of Transmittal (including the appropriate section for shares acquired through the dividend reinvestment and stock purchase plan) according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary.

If you want to tender your shares, but:

• your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer; or

• you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

• your other required documents cannot be delivered to the Depositary by the expiration of the Offer,

you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 2 of this Offer to Purchase.

To tender your shares, you must follow the procedures described in the Offer Documents and the other documents related to the Offer. The Company may reject any tender not fully in compliance with these procedures.

Table Of Contents

Page

SUMMARY TERM SHEET	4
INTRODUCTION	10
THE OFFER	11
1. TERMS OF THE OFFER	11
2. PROCEDURES FOR TENDERING SHARES	12
3. WITHDRAWAL RIGHTS	16
4. ACCEPTANCE FOR PAYMENT AND PAYMENT	17
5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	18
6. MARKET PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES	22
7. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER	22
8. PURPOSE OF THE OFFER; BACKGROUND OF THE OFFER	24
9. INFORMATION CONCERNING THE COMPANY	26
10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES	26
11. LEGAL MATTERS; REGULATORY APPROVALS	28
12. CONDITIONS TO THE OFFER	28
13. FEES AND EXPENSES	30
14. MISCELLANEOUS	31
15. CONTACTING THE DEPOSITARY AND INFORMATION AGENT	31

SUMMARY TERM SHEET

Subject Securities:	Up to 720,000 of the Company’s issued and outstanding common shares, par value U.S. $1.00 per share

Price Offered Per Share:	98% of the NAV per share as determined by the Company at the close of regular trading on the NYSE on the expiration date of the Offer

Scheduled Expiration Date:	October 2, 2009

Purchaser:	ASA Limited. This is an issuer tender offer.

Board Recommendation:	The Company’s board of directors is not making a recommendation.

The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions. You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of the Offer Documents.

Who is offering to purchase my shares? (See Section 9)

•     ASA Limited, which is referred to as the “Company” in this Offer to Purchase, is offering to purchase shares it previously issued. The Company was organized in Bermuda and is a closed-end management investment company registered with the Securities and Exchange Commission.

What shares is the Company offering to purchase and how much is the Company offering to pay? (See Sections 1 and 4)

•     The Company is offering to purchase up to 720,000 of its issued and outstanding common shares at a price per share, net to the seller in cash, equal to 98% of the NAV per share as determined by the Company at the close of regular trading on the NYSE on October 2, 2009, or such later date to which the Offer may be extended, upon the terms and subject to the conditions set forth in the Offer Documents. The maximum number of shares that the Company will purchase in the Offer represents 10% of the number of currently issued and outstanding shares.

When will the Offer expire and may the Offer be extended? (See Section 1)	• The Offer will expire at 12:00 midnight, Eastern time, on October 2, 2009, unless extended. • The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. The Company does not contemplate extending the Offer.

What is the purpose of the Offer? (See Section 8)	• The Offer will permit tendering shareholders to liquidate at least a portion of their shares at a price per share equal to 98% of the NAV per share.

What is the NAV per share as of a recent date? (See Section 6)

•     The Company normally calculates its NAV per share each Friday at the close of regular trading on the NYSE. As of that time on August 21, 2009, the NAV per share was $71.93.

•     During the pendency of the Offer, the NAV per share will be calculated as of the close of regular trading on the NYSE each Friday preceding and including the expiration date of the Offer. NAV per share quotations can be obtained at www.asaltd.com or by calling the Information Agent collect at (212) 269-5550 (for banks and brokers) or toll-free at (800) 290-6431.

•     The NAV per share on the date that the purchase price for tendered shares is to be determined may be higher or lower than the NAV per share on August 21, 2009.

What is the market value of a share as of a recent date? (See Section 6)

•     On August 21, 2009, the last reported sale price of the shares on the NYSE was $65.30 per share.

•     Shares may trade at a discount or premium to their NAV. The purchase price for tendered shares may be more or less than the current market price. You should obtain a recent quotation for shares before deciding whether to tender your shares.

Does management encourage shareholders to participate in the Offer, and will management participate in the Offer? (See Section 8)

•     The Company’s board of directors has approved the Offer. However, neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares in the Offer. Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors, and make their own decisions with respect to the Offer.

•     On May 20, 2009, Andrew Pegge, a director of the Company, filed with the Securities and Exchange Commission a Form 4 reporting his beneficial ownership of 96,782 shares (1.34% of the outstanding shares) of the Company. Andrew Pegge has advised the Company that he intends to tender all (or a portion) of his shares in the Offer and/or sell all (or a portion) of his shares into the market during the pendency of the Offer. Other than the foregoing, the Company has been advised that no director or executive officer of the Company intends to tender any shares in the Offer or sell any shares into the market during the pendency of the Offer.

What are the U.S. federal income tax consequences of the Offer? (See Sections 2, 5 and 7)

•     The Company is a Bermuda company and, as such, is a passive foreign investment company (“PFIC”) for federal income tax purposes. As described in Sections 5 and 7 of this Offer to Purchase, the Company will be required to sell portfolio securities, at a gain that probably will be substantial, to finance the Offer. This combination of the Company’s being a PFIC and its likely recognition of substantial gain to finance the Offer may result in significant tax consequences to a taxable U.S. shareholder who tenders shares (and to many such shareholders who do not), regardless of whether the shareholder has made a qualified electing fund election regarding the Company or a “mark-to-market” election or no election.

•     Moreover, as noted under “Backup Withholding” in Section 2 of this Offer to Purchase, a payment for tendered shares may be subject to backup withholding.

•     Shareholders are strongly urged to read carefully the discussion of certain federal income tax consequences of the Offer in Section 5 of this Offer to Purchase and to consult their own tax advisors regarding their particular situation.

Is there a limit on the number of shares I may tender? (See Section 1)

•     No; however, no more than 720,000 of the Company’s issued and outstanding common shares will be accepted for payment. Shareholders cannot be assured that all of their tendered shares will be purchased.

In what order will the Company purchase tendered shares? (See Section 1)

•     If the terms and conditions of the Offer have been satisfied or waived and more than 720,000 shares have been validly tendered and not validly withdrawn on or prior to the expiration of the Offer, the Company will purchase shares from all tendered shares on a pro rata basis (with appropriate adjustment to avoid the purchase of fractional shares) in accordance with the number of shares validly tendered by each shareholder (and not timely withdrawn). No special consideration or priority will be given to shares held in “odd lots.” You can designate on the Letter of Transmittal the order in which you wish to have your shares purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the Offer.

If I decide not to tender my shares, how will the Offer affect the shares I hold? (See Sections 5 and 7)

•     If you do not tender your shares (or if you hold shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Company’s net assets as a result of the Offer. The reduction in the Company’s net assets will result in a higher expense ratio for the Company and possibly in less investment flexibility for the Company.

•     The combination of the Company’s being a PFIC and its likely recognition of substantial gain to finance the Offer may result in significant tax consequences to many taxable U.S. shareholders who do not tender shares.

Will I have to pay any fees or commissions? (See Section 4)

•     If you tender your shares to the Company in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. You may be required to pay transfer taxes under certain circumstances described in the Letter of Transmittal.

•     If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Does the Company have the financial resources to make payment? (See Section 7)

•     Yes. The monies the Company uses to purchase shares in the Offer will be obtained from cash on hand and from sales of securities in the Company’s investment portfolio. The Company does not expect to borrow money to finance the purchase of any tendered shares.

If shares I tender are accepted by the Company, when will payment be made? (See Section 4)

•     Upon the terms and subject to the conditions of the Offer, if no proration is required, payment for tendered shares, if accepted, will be made in U.S. dollars promptly after the expiration date of the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of all required documents. In the event of proration, the Company will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date of the Offer.

How do I tender my shares? (See Section 2)

•     To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this Offer to Purchase before the Offer expires.

•     If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your nominee and request that your shares be tendered in the Offer.

May I tender shares in the Offer held in my dividend reinvestment and stock purchase plan account? (See Section 2)	• Yes. Holders of shares in the dividend reinvestment and stock purchase plan may tender their shares by completing the appropriate sections of the Letter of Transmittal.

Until what time can I withdraw previously tendered shares? (See Sections 1 and 3)

•     You can withdraw shares that you tender at any time prior to the expiration of the Offer. Also, if the Company has not accepted your shares for payment by October 28, 2009, you can withdraw shares at any time after that date until the Company does accept your shares for payment.

How do I withdraw previously tendered shares? (See Sections 1 and 3)

•     You or your nominee must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares.

•     Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 of this Offer to Purchase at any time prior to the expiration date.

What action do I need to take if I decide not to tender my shares?	• None.

Who can I call if I have questions about the Offer? (See Section 15)	• You can call the Information Agent collect at (212) 269-5550 (for banks or brokers) or toll-free at (800) 290-6431.

TO THE HOLDERS OF COMMON SHARES, PAR VALUE
U.S. $1.00 PER SHARE, OF ASA LIMITED

INTRODUCTION

ASA Limited, which is referred to as the “Company” in this Offer to Purchase, hereby offers to purchase up to 720,000 of its issued and outstanding common shares at a price per share, net to the seller in cash, equal to 98% of the NAV per share as determined by the Company at the close of regular trading on the NYSE on October 2, 2009, or such later date to which the Offer may be extended, upon the terms and subject to the conditions set forth in the Offer Documents. The maximum number of shares that the Company will purchase in the Offer represents 10% of the number of currently issued and outstanding shares.

The Offer is being extended to all shareholders of the Company and is not conditioned upon the Company obtaining financing or upon any minimum number of shares being tendered, but is subject to other conditions as outlined in the Offer Documents.

The Company’s board of directors has approved the Offer. However, neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in the Offer Documents, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or its board of directors or officers.

The Offer Documents contain important information. Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors, and make their own decisions with respect to the Offer.

On May 20, 2009, Andrew Pegge, a director of the Company, filed with the Securities and Exchange Commission a Form 4 reporting his beneficial ownership of 96,782 shares (1.34% of the outstanding shares) of the Company. Andrew Pegge has advised the Company that he intends to tender all (or a portion) of his shares in the Offer and/or sell all (or a portion) of his shares into the market during the pendency of the Offer. Other than the foregoing, the Company has been advised that no director or executive officer of the Company intends to tender any shares in the Offer or sell any shares into the market during the pendency of the Offer.

See Section 8 of this Offer to Purchase for information about the purpose and background of the Offer.

As of August 21, 2009, there were 7,200,000 shares issued and outstanding, and the NAV per share was $71.93. The Company does not expect that the number of shares issued and outstanding will be different on the date the Offer expires. Shareholders may go to www.asaltd.com or contact the Information Agent collect at (212) 269-5550 (for banks and brokers) or toll-free at (800) 290-6431 to obtain NAV per share quotations prior to 12:00 midnight, Eastern time, on the expiration date.

Any shares the Company acquires pursuant to the Offer will become authorized but unissued shares and generally will be available for issuance by the Company without further shareholder action (except as required by applicable law or the rules of any national securities exchange on which the shares are listed).

Shareholders are strongly urged to read carefully the discussion of certain U.S. federal income tax consequences of the Offer in Section 5 of this Offer to Purchase and to consult their own tax advisors regarding their particular situation.

The Offer Documents contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment, and pay cash for, up to 720,000 of its issued and outstanding common shares, validly tendered prior to 12:00 midnight, Eastern time, on October 2, 2009, or such later date to which the Offer may be extended, and not withdrawn as provided in Section 3 of this Offer to Purchase.

If the number of shares duly tendered and not withdrawn prior to the expiration date is less than or equal to 720,000, the Company will, upon the terms and conditions of the Offer, purchase all shares so tendered, unless the Company determines not to purchase any shares because one or more conditions described in Section 12 of this Offer to Purchase are not met.

If more than 720,000 shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 3 of this Offer to Purchase), unless the Company determines not to purchase any shares because one or more conditions described in Section 12 of this Offer to Purchase are not met, the Company will purchase shares duly tendered on a pro rata basis (with appropriate adjustment to avoid the purchase of fractional shares) in accordance with the number of shares duly tendered by or on behalf of each shareholder (and not withdrawn).

You can designate on the Letter of Transmittal the order in which you wish to have your shares purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the Offer. If shares duly tendered by or on behalf of a shareholder include shares acquired through the Company’s dividend reinvestment and stock purchase plan, the proration will be applied first against other shares tendered and only thereafter, if and as necessary, against shares acquired through that plan. No special consideration or priority will be given to shares held in “odd lots.” If the redemption of your shares pursuant to the Offer is treated as an exchange (see “Characterization of Redemptions” in Section 5 of this Offer to Purchase), the designation you make may affect the amount of taxable gain or loss you will recognize as a result thereof; please consult your tax advisor regarding this decision.

Except as described herein, withdrawal rights expire on the expiration date. The Company does not contemplate extending the Offer or increasing the number of shares covered by the Offer if more than 720,000 shares are tendered.

Shareholders should consider the relative costs and benefits of tendering shares at a 2% discount to their NAV pursuant to the Offer or selling shares at the market price with the associated transaction costs.

The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if the Company waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his or her shares.

Under no circumstances will interest be paid on the tender price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for such shares.

2. Procedures for Tendering Shares

Proper Tender of Shares. For shares to be properly tendered, either (1) or (2) below must happen:

(1) The Depositary must receive all of the following prior to 12:00 midnight, Eastern time, on the expiration date at one of the Depositary’s addresses set forth in Section 15 of this Offer to Purchase:

• either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a confirmation of receipt of the shares; and

• either (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described below; and

• any other documents required by the Letter of Transmittal; or

(2) The guaranteed delivery procedure described below must be followed.

If fewer than all of the shares represented by any certificate, or if fewer than all of the shares held in a Direct Registration System (“DRS”) account, are to be tendered, see instruction 4 of the Letter of Transmittal.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

• the Letter of Transmittal is signed by the registered holder(s) of the shares tendered (which, for purposes of this Section 2, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder(s) appears on the certificate(s) for the shares or the DRS account(s) and payment and delivery are to be made directly to the holder; or

• the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity referred to as an “eligible guarantor institution.” See instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal or you are completing either the box captioned “Special Payment Instructions” or the box captioned “Special Delivery Instructions” in the Letter of Transmittal, then:

• your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

• the signature(s) on (1) the Letter of Transmittal and (2) your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Payment; Method of Delivery. Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of all of the following:

• either (a) the certificates for those shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a confirmation of receipt of those shares; and

• either (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described below; and

• any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to the Company, the Information Agent or the book-entry transfer facility. Any documents delivered to the Company, the Information Agent or the book-entry transfer facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the Depositary’s account in accordance with that facility’s procedures for transfer. Even if delivery of shares is made through book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) or (2) below must happen:

(1) The Depositary must receive all of the following prior to 12:00 midnight, Eastern time, on the expiration date at one of the Depositary’s addresses set forth in Section 15 of this Offer to Purchase:

• a confirmation of receipt of the shares; and

• either (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) an “agent’s message” of the type described below; and

• any other documents required by the Letter of Transmittal; or

(2) The guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce that agreement against such participant.

Guaranteed Delivery. If you wish to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Offer expires, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Offer expires, your shares may still be tendered if all of the following conditions are satisfied:

• the tender is made by or through an eligible guarantor institution; and

• the Depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

• all of the following are received by the Depositary within three (3) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, either:

• the certificates representing the shares being tendered together with (a) a Letter of Transmittal relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or

• in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures described above under “Book-Entry Delivery”: (a) a Letter of Transmittal relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the number of shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. The Company’s determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. The Company’s interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to the Company, you agree to accept all decisions the Company makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; the Company’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person, acting alone or in concert with others,

directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

• within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in the shares or in securities immediately convertible into, or exchangeable or exercisable for, the shares; and

• will deliver or cause to be delivered the shares within the period specified in the Offer; or

• in the case of securities immediately convertible into, or exchangeable or exercisable for, the shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Company that:

• you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

• the tender of shares complies with Rule 14e-4.

The Company’s acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and the Company upon the terms and conditions of the Offer described in this and related documents.

Procedures for Participants in the Dividend Reinvestment and Stock Purchase Plan. Holders of shares acquired through the Company’s dividend reinvestment and stock purchase plan may instruct the Depositary to tender such shares by completing the appropriate section of the Letter of Transmittal. If a shareholder tenders shares acquired through the dividend reinvestment and stock purchase plan, all such shares credited to such shareholder’s account(s) will be tendered, unless the shareholder otherwise specifies in the Letter of Transmittal. If a shareholder does not complete the section of the Letter of Transmittal instructing the Depositary to tender shares acquired through the dividend reinvestment and stock purchase plan, no shares acquired by that shareholder through the dividend reinvestment and stock purchase plan will be tendered.

Lost, Stolen, Misplaced or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, N.A., the transfer agent of the Company, toll-free at (800) 446-2617 for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal prior to the expiration date, in order for the shares to be accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the Depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

Backup Withholding. “Backup withholding” of U.S. federal income tax will be imposed on the gross proceeds otherwise payable to a shareholder who tenders shares in the Offer, in an amount equal to 28% thereof, unless (1) the shareholder provides the Depositary with the shareholder’s correct taxpayer identification number on a Substitute Form W-9 (or other applicable Internal Revenue Service (“IRS”)

form) and certifies under penalties of perjury that such number is correct and provides certain other certifications or (2) an exemption applies to the shareholder and is proven in a manner satisfactory to the Depositary. Therefore, each shareholder who tenders shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign Form W-8 (instead of Form W-9), a copy of which may be obtained from the Depositary, to avoid backup withholding.

3. Withdrawal Rights

Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the expiration of the Offer. Also, if the Company has not accepted shares for payment by October 28, 2009, those shares may be withdrawn at any time after that date until the Company does accept those shares for payment.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in Section 15 of this Offer to Purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures. Any questions or requests for assistance with regard to withdrawals of tenders of shares may be directed to the Information Agent at the telephone numbers or address set forth in Section 15 of this Offer to Purchase.

Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 of this Offer to Purchase at any time prior to the expiration date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company in its sole discretion, which determination will be final and binding. None of the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4. Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, if no proration is required, the Company will accept for payment, and will pay cash for, shares validly tendered on or before the expiration date, and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, promptly after the expiration date of the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of all of the following: (1) either (a) the certificates for those shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described in Section 2 of the Offer to Purchase, a confirmation of receipt of those shares; and (2) either (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described in Section 2 of the Offer to Purchase; and (3) any other documents required by the Letter of Transmittal. The Company expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, shares, in order to comply in whole or in part with any applicable law.

For purposes of the Offer, the Company will be deemed to have accepted for payment shares validly tendered and not withdrawn as, if and when the Company gives or causes to be given oral or written notice to the Depositary of the Company’s acceptance for payment of such shares pursuant to the Offer. Payment for shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

In the event of proration, the Company will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, the Company expects that it will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to ten (10) business days after the expiration date. The Company’s determination of the proration factor will be final and binding on all parties. By tendering shares to the Company, you agree to accept all decisions the Company makes concerning proration matters and waive any right you might otherwise have to challenge those decisions.

If any tendered shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if any tendered shares are not accepted because of an invalid tender, or if more shares are tendered than are accepted, or if any tendered shares are properly withdrawn, (i) certificates for such unpurchased shares will be returned, (ii) shares delivered in accordance with the procedure for the book-entry transfer (as described in Section 2 of this Offer to Purchase) will be credited to the appropriate account maintained within the book-entry transfer facility, (iii) shares held through the DRS will be returned to your account through the DRS, and (iv) uncertificated shares held by the Company’s transfer agent pursuant to the Company’s dividend reinvestment and stock purchase plan will be returned to the dividend reinvestment and stock purchase plan account maintained by the transfer agent, in any such case, without charge by the Company to the tendering shareholder, as soon as practicable following expiration or termination of the Offer or the proper withdrawal of the shares.

If the Company is delayed in its acceptance for payment of, or in its payment for, shares, or is unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, on behalf of the Company, retain tendered shares, and such shares may not be withdrawn, unless and except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3 of this Offer to Purchase.

The purchase price of the shares will equal 98% of the NAV per share (a 2% discount) as determined by the Company at the close of regular trading on the NYSE on October 2, 2009, or such later date to which the Offer may be extended.

If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Under the circumstances set forth in instruction 6 of the Letter of Transmittal, shareholders may be subject to transfer taxes on the purchase of shares by the Company. Shareholders may also be subject to other transaction costs, as described in Section 1 of this Offer to Purchase.

The Company normally calculates its NAV per share each Friday at the close of regular trading on the NYSE, on which the shares are listed and traded. As of that time on August 21, 2009, the NAV per share was $71.93 and the last reported sale price of the shares on the NYSE was $65.30 per share, representing a 9.21% discount to NAV. During the pendency of the Offer, the NAV per share will be calculated as of the close of regular trading on the NYSE each Friday preceding and including the expiration date of the Offer. NAV per share quotations can be obtained at www.asaltd.com or by calling the Information Agent collect at (212) 269-5550 (for banks and brokers) or toll-free at (800) 290-6431.

5. Certain U.S. Federal Income Tax Consequences

To comply with IRS Circular 230, you are hereby notified that the discussions of U.S. federal income tax matters in the Offer Documents were written to support the Company’s promotion or marketing of the Offer. Those discussions are not intended or written to be legal or tax advice or to be used, and they may not be used, by any person or entity for the purpose of avoiding any penalties that may be imposed on any person or entity under the Internal Revenue Code of 1986, as amended (the “Code”). Each shareholder of the Company should seek advice based on the shareholder’s particular circumstances from an independent tax advisor.

General. The following summary describes certain, but not all, U.S. federal income tax consequences of the Offer applicable to U.S. Shareholders (as defined below) who hold their shares as capital assets. It is not intended to represent a detailed description of those consequences applicable to a particular U.S. Shareholder in view of his or her particular circumstances. The information provided in this summary is based on the provisions of the Code, existing and proposed regulations thereunder, IRS pronouncements and judicial decisions, all as of the date hereof; future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations thereof, possibly with retroactive effect. This discussion does not address the state, local or foreign tax consequences of the Offer or any tax consequences relevant to shareholders in special situations, such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, persons that hold shares as a part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle or shareholders whose functional currency is not the U.S. dollar.

This summary does not represent an opinion with respect to the tax or legal consequences of the Offer. The Company has not obtained, nor does it plan to seek, a ruling from the IRS concerning the tax treatment of any of the matters discussed below. Thus, it is possible that the IRS could challenge one or more of the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS. Shareholders, and partners in partnerships that are shareholders, should consult their own tax advisors concerning the federal income tax consequences of the Offer in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Shareholder” means a beneficial holder of shares (other than a tax-advantaged retirement plan, including an individual retirement account, or other tax-exempt investor) who or that is, for federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a partnership or corporation (or other entity treated as such for those purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to federal income taxation regardless of its source or (d) a trust if (i) a court within the United States can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to continue to be treated as a domestic trust.

Consequences of the Company’s Being a PFIC. The Company is an exempted limited liability company organized under the laws of the Commonwealth of Bermuda and, as such, is a passive foreign investment company (PFIC) for federal income tax purposes. Because the Company will be required to sell securities from its portfolio – which had total net unrealized appreciation of more than $350,000,000 as of May 31, 2009 – to finance the Offer (see Section 7 of this Offer to Purchase), it likely will recognize gain for those purposes, to the extent the aggregate amount realized from the sale of those securities exceeds its aggregate adjusted basis therein, that probably will be substantial. That recognition of gain would have material adverse tax consequences to many of the Company’s U.S. Shareholders flowing from its status as a PFIC.

Under the rules that apply to PFICs, a U.S. Shareholder is subject to federal income tax with respect to an investment in the Company in one of three ways, depending on whether the shareholder (1) elects to treat the Company as a qualified electing fund (a “QEF”), (2) elects to “mark-to-market” his or her Company shares or (3) makes neither of those elections and thus is subject to the “excess distribution” rules. As discussed in the following paragraphs, the federal income tax consequences of the Offer to a U.S. Shareholder will depend not only on which of these three alternatives applies thereto but also on whether the payment to the U.S. Shareholder for Company shares tendered pursuant to the Offer (a “redemption”) is treated as (a) a distribution in part or full payment in exchange for the shares (an “exchange”) or (b) a dividend (with respect to the treatment of those payments, see “Characterization of Redemptions” below).

1. U.S. Shareholders Who Have Made a QEF Election. A U.S. Shareholder who has elected to treat the Company as a QEF annually must include in gross income (1) as long-term capital gain, the U.S. Shareholder’s pro rata share of the Company’s net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) for the year, and (2) as ordinary income, the U.S. Shareholder’s pro rata share of the Company’s ordinary earnings (i.e., the excess of its current earnings and profits (“E&P”) over its net capital gain) for the year. Thus, a U.S. Shareholder who has made a QEF election will be required to include in gross income a proportionate share of the substantial gain the Company is expected to recognize in connection with the Offer, regardless of whether the U.S. Shareholder tenders any shares in the Offer. The federal income tax consequences to a tendering U.S. Shareholder who has made a QEF election will differ significantly depending on whether the redemption is characterized as an exchange or a dividend, as follows:

Treatment as an Exchange. If the redemption is treated as an exchange and the proceeds exceed the U.S. Shareholder’s adjusted basis in the tendered shares, he or she will recognize gain to the extent of that excess. The federal income tax treatment of that gain will further depend on whether the Company was a

“pedigreed” or “unpedigreed” QEF with respect to the U.S. Shareholder.1 In the first case, the gain on the redemption generally will be treated as capital gain (assuming the U.S. Shareholder holds the shares as capital assets), which will be subject to a 15% maximum federal income tax rate for a U.S. Shareholder who is an individual.

Treatment as a Dividend. If the redemption is treated as a dividend, the entire payment will be taxable to the U.S. Shareholder (without regard to his or her adjusted basis in the shares) except for the part thereof, if any, attributable to the Company’s E&P that was previously included in the income of the U.S. Shareholder or any other United States person. Because the Company is a PFIC, that dividend will not be eligible for the 15% maximum federal income tax rate for individuals that applies to “qualified dividend income.”

2. U.S. Shareholders Who Have Made a Mark-to-Market (“MTM”) Election. A U.S. Shareholder may elect to “mark-to-market” his or her Company shares at the end of each taxable year, i.e., include in gross income each taxable year (and treat as ordinary income, not as net capital gain) the excess, if any, of the fair market value of the shares over his or her adjusted basis therein (which is adjusted to reflect the income previously included under the election) as of the end of that year. Accordingly, a redemption will result in ordinary income for a U.S. Shareholder who has made an MTM election to the extent of (1) any gain realized on the redemption, if the redemption is treated as an exchange, or (2) the entire amount of redemption proceeds, if the redemption is treated as a dividend.

3. U.S. Shareholders Subject to the Excess Distribution Rules. A U.S. Shareholder who has made neither of the foregoing elections is subject to the “excess distribution” rules, which provide as follows. An “excess distribution” generally is the excess of the amount a PFIC distributes to a shareholder during a taxable year over 125% of the average amount it distributed thereto during the three preceding taxable years -- in the Company’s case, that product amounts to approximately $2.17 per share -- or, if shorter, the part of the shareholder’s holding period before the taxable year. The amount of any excess distribution a shareholder receives is allocated ratably to each day in the shareholder’s entire holding period for the PFIC shares. The part of an excess distribution allocated to a shareholder’s current taxable year is treated as ordinary income (and not “qualified dividend income”); the part allocated to each other taxable year in the shareholder’s holding period is taxed at the highest tax rate effective in that year, and the resulting tax for each such year is subject to an interest charge on the “underpayment” of that tax due for that year. The gain recognized on a disposition of a PFIC’s shares is treated as if it was an excess distribution and thus is taxed as described above.

As in the case of a U.S. Shareholder who has made either a QEF or MTM election, the federal income tax consequences to a U.S. Shareholder who has made neither election and tenders shares pursuant to the Offer depends on whether the redemption is treated as an exchange or a dividend. The U.S. Shareholder (1) will treat any gain as an excess distribution, if the redemption is treated as an exchange, or (2) will add the entire redemption proceeds to the Company’s total other distributions to the U.S. Shareholder for the taxable year and (i) treat that sum as an excess distribution to the extent it exceeds approximately $2.17 per share and/or (ii) include those proceeds in ordinary income (as a dividend) to the extent that sum does not exceed that amount, if the redemption is treated as a dividend.

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1 The Company is (1) a “pedigreed” QEF with respect to a U.S. Shareholder who (a) makes a QEF election during the first year of his or her holding period in which the Company is classified as a PFIC or (b) makes a late QEF election together with an election to recognize gain as if the U.S. Shareholder had sold his or her Company shares at that time for their fair market value, which gain would be treated as an “excess distribution” (a so-called “deemed sale” election), or (2) an “unpedigreed” QEF with respect to a U.S. Shareholder who makes a late QEF election without also making a deemed sale election.

Characterization of Redemptions. A redemption will be a taxable transaction for federal income tax purposes. As noted above, depending on a U.S. Shareholder’s particular circumstances, a redemption will be treated either as an exchange (i.e., a distribution in part or full payment in exchange for the shares), producing gain or loss, or as the receipt of a distribution from the Company taxable as a dividend to the extent of that U.S. Shareholder’s allocable share of the Company’s E&P. (Because the Company’s E&P is expected to exceed the aggregate amount the Company pays pursuant to the Offer, the entire amount of any payment that is not treated as an exchange will be treated as a dividend, which the discussion in this Section 5 assumes.)

Under section 302(b) of the Code, the Company’s redemption of a U.S. Shareholder’s shares pursuant to the Offer generally will be treated as an exchange if it (1) results in a “complete termination” of the U.S. Shareholder’s interest in the Company, (2) results in a “substantially disproportionate” redemption with respect to the U.S. Shareholder or (3) is “not essentially equivalent to a dividend.” For these purposes, (a) a “substantially disproportionate” redemption is one that reduces a U.S. Shareholder’s percentage interest in the Company’s voting stock (i.e., its shares) by more than 20%, and after which he or she owns a less-than-50% voting interest in the Company, and (b) a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a U.S. Shareholder’s percentage interest in the Company. Whether a reduction is “meaningful” depends on the particular facts and circumstances; in general, a reduction in the proportionate equity interest in the Company of a U.S. Shareholder whose interest is minimal (less than 1% should satisfy this requirement) and who does not exercise any control over or participate in the management of the Company’s corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Shareholders should consult their individual tax advisors regarding the application of these rules in their particular circumstances.

In determining whether any of the foregoing tests has been met, a U.S. Shareholder must take into account not only shares he or she actually owns but also shares he or she is considered to own by reason of certain constructive ownership (“attribution”) rules, including shares owned by certain family members (except that, in the case of a “complete termination,” a U.S. Shareholder may waive attribution from family members under certain circumstances) and related entities and shares that he or she has the right to acquire by exercise of an option.

The Company cannot predict whether or the extent to which the Offer will be oversubscribed. It should be noted, however, that about 42% of the shares tendered in the tender offer conducted in 2008 were accepted for payment. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Shareholder can be given no assurance that a sufficient number of his or her shares will be purchased pursuant to the Offer to ensure that that purchase will be treated as an exchange rather than as a dividend.

If any U.S. Shareholder is treated as receiving a dividend pursuant to the Offer, there is a risk that the non-tendering U.S. Shareholders whose percentage interests in the Company increase as a result of the Offer (whether because they do not tender shares or sell only a portion of their shares while their percentage interests in the Company nevertheless increase) may be deemed to have received a constructive taxable distribution from the Company, in an amount equal to the increase in percentage ownership, that is taxable as a dividend, unless the purchase is “incident to an isolated redemption of stock (for example, pursuant to a tender offer).” The Offer, together with the tender offer conducted in 2008 and the possible tender offer in 2010 described under “Background of the Offer” in Section 8 of this Offer to Purchase (even though that subsequent offer is subject to a contingency), might not qualify as an “isolated redemption.”

Backup Federal Income Tax Withholding. See “Backup Withholding” in Section 2 of this Offer to Purchase.

6. Market Price Range of the Shares; Dividends on the Shares

The shares are listed and traded on the NYSE (symbol: “ASA”). The following table sets forth the high and low price per share on the NYSE during each period indicated:

Quarter Ended	High	Low
June 30, 2009	$72.28	$48.14
March 31, 2009	55.50	41.55
December 31, 2008	56.49	31.03
September 30, 2008	88.59	48.25
June 30, 2008	88.80	74.14
March 31, 2008	99.34	83.86
December 31, 2007	93.45	81.98
September 30, 2007	85.25	66.09
June 30, 2007	80.35	73.54

At the close of regular trading on the NYSE on August 21, 2009, the NAV per share was $71.93 and the last reported sale price on the NYSE was $65.30 per share, representing a 9.21% discount to NAV.

Shareholders are urged to obtain current market quotations for the shares.

It is anticipated that no cash dividend will be declared by the board of directors with a record date occurring before the expiration of the Offer and that, accordingly, no dividend will be paid on shares purchased pursuant to the Offer. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

7. Source and Amount of Funds; Effect of the Offer

Cost to the Company. The actual cost to the Company of the Offer cannot be determined at this time because the number of shares to be purchased will depend on the number tendered, and the price will be based on the NAV per share on the expiration date. If the NAV per share on the expiration date were the same as the NAV per share on August 21, 2009 ($71.93 per share), and if shareholders tender 720,000 shares, the maximum number of shares the Company will purchase pursuant to the Offer, the estimated payment by the Company to the shareholders would be approximately $50,752,800.

The monies the Company uses to purchase shares in the Offer will be obtained from cash on hand and from sales of securities in the Company’s investment portfolio. There are no financing conditions to the Offer.

The Offer may have certain adverse consequences for tendering and non-tendering U.S. shareholders.

Shareholders are strongly urged to read carefully the discussion of certain U.S. federal income tax consequences of the Offer in Section 5 of this Offer to Purchase and to consult their own tax advisors regarding their particular situation.

Effect on NAV per Share and Consideration Received by Tendering Shareholders. The Company will be required to sell a substantial portion of its portfolio securities to raise cash to finance the Offer. It is possible that, as a result, the market prices of portfolio securities being sold and/or the Company’s remaining portfolio securities, and hence its NAV per share, may decline. If any such decline occurs, the Company cannot predict what its magnitude would be or whether such a decline would be temporary or continue to or beyond the expiration date. Because the price per share to be paid in the Offer will depend upon the NAV per share as determined on the expiration date, if such a decline continued up to the expiration date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the Company to incur increased brokerage and related transaction expenses, and the Company may receive proceeds from the sale of portfolio securities less than their valuations by the Company. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Company’s NAV per share, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per share for non-tendering shareholders.

Shareholders should note that the Offer may result in accretion to the Company’s NAV per share following the Offer, due to the fact that the tender price would represent a 2% discount to the Company’s NAV per share at that time. There is no guarantee that the potential accretion to the Company’s NAV per share will offset any decline in the Company’s NAV as discussed above and the expenses of the Offer.

The Company will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of shares. During the pendency of the Offer, consequently, and possibly after that, the Company will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. Because the Company will not know the number of shares tendered until the expiration date, the Company will not know until the expiration date the amount of cash required to pay for such shares. If on or prior to the expiration date, the Company does not have, or believes it is unlikely to have, sufficient cash to pay for all shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Higher Expense Ratio and Less Investment Flexibility. If the Company purchases a substantial number of shares pursuant to the Offer, the net assets of the Company will be reduced accordingly. The reduced net assets of the Company as a result of the Offer will result in a higher expense ratio for the Company and possibly in less investment flexibility for the Company.

Reduction in Shares Outstanding. The Company’s purchase of shares in the Offer will reduce the number of its shares that might otherwise trade publicly. Assuming the Offer is fully subscribed, the Company will have 6,480,000 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect shareholders.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. The Company believes that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The shares are registered under the Exchange Act, which requires, among other things, that the Company furnish specific information to its shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of the Company’s shareholders. The Company believes that its purchase of shares in the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

8. Purpose of the Offer; Background of the Offer

Purpose of the Offer. As with many closed-end management investment companies, the market price of a common share of the Company has historically traded at a discount to, i.e., lower than, the NAV per share. The Offer will permit tendering shareholders to liquidate at least a portion of their shares at a price per share equal to 98% of the NAV per share.

Use of Shares Acquired. Shares acquired pursuant to the Offer will be canceled and returned to the status of authorized but unissued equity.

Background of the Offer. In March 2008, the Company’s board of directors announced a tender offer program intended to provide added value for shareholders who wished to tender their shares when the discount in the market price of the Company’s shares to NAV had been at persistent high levels. First, the board of directors authorized a tender offer to purchase up to 25% of the Company’s outstanding shares at a purchase price of 98% of the NAV per share, which was completed in July 2008. (Because the number of shares tendered in that tender offer exceeded 25% of the Company’s outstanding shares, the Company purchased validly tendered shares on a pro rata basis.) The Company’s board of directors also approved subsequent annual tender offers in fiscal years 2009 and 2010, each for 10% of the outstanding shares at a purchase price of 98% of the NAV per share. Such tender offers would be commenced only if Company shares had traded on the NYSE during a 12-week measurement period (to be determined by the board of directors in its discretion) at an average discount to the NAV per share of greater than 10%, determined on the basis of the average of the NYSE closing price and the discount per share as of the last trading day in each week in that period.

By a press release issued on April 3, 2009, the Company publicly announced that its board of directors had fixed the 12-week period commencing April 6, 2009 as the measurement period for the purpose of determining whether the Company would conduct a tender offer in fiscal year 2009. By a press release issued on June 29, 2009, the Company publicly announced that, for the 12-week measurement period ended June 26, 2009, the Company's shares traded at an average discount to NAV (calculated as described above) of 10.18%. Consequently, the Company commenced the current tender offer.

The Company’s board of directors has approved the Offer. However, neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in the Offer Documents, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or its board of directors or officers.

Shareholders are strongly urged to read carefully the discussion of certain U.S. federal income tax consequences of the Offer in Section 5 of this Offer to Purchase.

The Offer Documents contain important information. Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors, and make their own decisions with respect to the Offer.

On May 20, 2009, Andrew Pegge filed with the Securities and Exchange Commission a Form 4 reporting his beneficial ownership of 96,782 shares (1.34% of the outstanding shares) of the Company. Andrew Pegge has advised the Company that he intends to tender all (or a portion) of his shares in the Offer and/or sell all (or a portion) of his shares into the market during the pendency of the Offer. Other than the foregoing, the Company has been advised that no director or executive officer of the Company intends to tender any shares in the Offer or sell any shares into the market during the pendency of the Offer.

Plans. Except as described below, the Company has no present plans or proposals that relate to or would result in the following: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (2) any purchase, sale or transfer of a material amount of assets of the Company; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (4) any change to the Company’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer; (5) any other material changes in the Company’s corporate structure or business, including any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940; (6) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (8) the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act; (9) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (10) any changes in the Company’s memorandum of association, bye-laws or other governing instruments or other actions that could impede the acquisition of control of the Company.

In connection with the Company's 2008 Annual General Meeting of Shareholders, a group of shareholders managed or advised by Laxey Partners Limited ("Laxey") filed with the Securities and Exchange Commission a proxy statement in which Laxey nominated Andrew Pegge (Chief Executive Officer and, through a family trust, a 50% owner of Laxey Partners Limited), Phillip Goldstein, and Julian Reid for election to the Company's board of directors, to replace three of the nominees of the board of directors. Laxey's proxy statement also included a proposal to recommend that the board of directors undertake a series of tender offers to address the discount from NAV at which the Company's shares have been trading. In its proxy statement, Laxey indicated that it intended to bear the costs of its proxy solicitation, which estimated costs were approximately $800,000. In its proxy statement, Laxey also indicated that it did not then intend to seek reimbursement of the costs of its proxy solicitation from the Company, but that it may decide to do so in the future. At the Company's 2008 Annual General Meeting of Shareholders held on April 8, 2008, shareholders ultimately elected Andrew Pegge, Phillip Goldstein, and Julian Reid to serve as directors of the Company, but did not approve Laxey's tender offer proposal. Laxey paid the costs of its proxy solicitation, but now Laxey is seeking reimbursement of its costs from the Company. Laxey has informed the Company that the actual costs of Laxey's proxy solicitation were approximately $985,000. The Company's board of directors is reviewing Laxey's request for reimbursement, but has yet to act upon the request. Accordingly, the amount, if any, that the Company may reimburse Laxey is uncertain.

The Compensation Committee of the board of directors, consisting solely of non-interested directors, is currently renegotiating Mr. Christensen's employment contract, including the terms relating to his compensation.

The Company’s board of directors intends to continue to review the Company’s investment performance, capitalization, management and prospects. Accordingly, the Company reserves the right to change its plans and intentions at any time, as it deems appropriate.

9. Information Concerning the Company

The Company is a closed-end management investment company registered with the Securities and Exchange Commission. As a closed-end investment company, the Company differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a shareholder and does not continuously offer its shares for sale to the public (see Section 8 of this Offer to Purchase). Instead, the shares trade on the secondary market through their listing on the NYSE.

The Company was organized in Bermuda as an exempted limited liability company and is the successor to a closed-end management investment company of the same name organized in the Republic of South Africa in 1958. The Company does not have an outside investment adviser. The Company is managed internally by its directors and officers, the majority of whom are U.S. citizens and residents. The Company provides investors a vehicle to invest in a portfolio consisting primarily of the stocks of companies engaged in the exploration, mining or processing of gold, silver, platinum, diamonds or other precious minerals. The Company may also invest in gold, silver and platinum bullion or securities that seek to replicate the price movement of gold, silver or platinum bullion. The Company’s principal executive office is located at 11 Summer Street, 4th Floor, Buffalo, New York 14209. The telephone number of the Company’s principal executive office is (716) 883-2428.

The Company is subject to the information and reporting requirements of the Investment Company Act of 1940 and is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. The Company has also filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. Such reports and other information are available for inspection at the public reference room at the Securities and Exchange Commission’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Company’s filings are also available to the public on the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

The directors and executive officers of the Company and the aggregate number and percentage of the shares each of them beneficially owns as of August 21, 2009, is set forth in the table below. Correspondence relating to the Offer intended for a director or executive officer of the Company may be sent to LGN Group, LLC, P.O. Box 269, Florham Park, New Jersey 07932.

Name and Position	Aggregate Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Non-Interested Directors:

Phillip Goldstein	0	0.00%

Andrew Pegge	96,782**	1.34%

Robert A. Pilkington	3,000	*

Julian Reid, Chairman	0	0.00%

Interested Director:

David J. Christensen, President and Chief Executive Officer	200	*

Executive Officers:

Lawrence G. Nardolillo, Chief Financial Officer and Treasurer	100	*

Paul K. Wustrack, Jr., Secretary and Chief Compliance Officer	10	*

* Less than 1%

** The above information is based solely on the Form 4 filed by Andrew Pegge with the Securities and Exchange Commission on May 20, 2009.

Neither the Company nor, to the best of the Company’s knowledge, any of the Company’s executive officers or directors, has effected any transaction in shares, except for dividend reinvestments, during the past 60 days.

On May 20, 2009, Andrew Pegge filed with the Securities and Exchange Commission a Form 4 reporting his beneficial ownership of 96,782 shares (1.34% of the outstanding shares) of the Company. Andrew Pegge has advised the Company that he intends to tender all (or a portion) of his shares in the Offer and/or sell all (or a portion) of his shares into the market during the pendency of the Offer. Other than the foregoing, the Company has been advised that no director or executive officer of the Company intends to tender any shares in the Offer or sell any shares into the market during the pendency of the Offer.

From time to time during the past year, funds advised or managed by Laxey Partners Limited (the “Participants”) have entered into Contract for Difference ("CFD") transactions with MF Global UK Ltd. (the "Counterparty") through which they acquired an economic interest in the Company’s shares. Pursuant to the CFDs (i) if the Company’s share price exceeds a Reference Price set forth in the CFD on the reset date, the Counterparty has agreed to pay the relevant Participant an amount equal to the difference between the Reference Price and the Company’s share price, multiplied by the number of shares subject to the CFD, and (ii) if the Company’s share price is less than the Reference Price set forth in the CFD on the reset date, the relevant Participant has agreed to pay the Counterparty an amount equal to the difference between the Company’s share price and the Reference Price multiplied by the number of shares subject to the CFD. The Reference Prices may be reset periodically, and the CFDs may be terminated at any time at the request of either party. The CFDs do not give the Participants party to them direct or indirect voting, investment or dispositive control over any of the Company’s shares and do not require the Counterparty to acquire, hold, vote or dispose of any securities of the Company. As of July 31, 2009, the Participants had economic exposure through CFDs to approximately 1,840 shares, or approximately 0.03% of the Company’s outstanding shares. As of July 31, 2009, the CFDs had Reference Prices that ranged from $63.10 to $65.62.

Except as described in the preceding paragraphs or elsewhere in this Offer to Purchase, the Company knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Company, any of the Company’s executive officers or directors, any person controlling the Company or any executive officer, trustee or director of any corporation or other person ultimately in control of the Company and (b) any person with respect to any securities of the Company (including any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11. Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, the Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company’s acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek approval or such other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Company’s business. The Company’s obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 12 of this Offer to Purchase.

12. Conditions to the Offer

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the expiration of the Offer (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by the Company’s action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change in the general market conditions, domestically or internationally, that is reasonably likely to materially and adversely affect the liquidation of portfolio securities in an orderly manner in order to raise cash for the purchase of shares;

•

there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect the Company’s business or the trading in the shares, including, but not limited to, the following:

•

any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or any other securities exchange on which securities held by the Company are traded, or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any foreign jurisdiction or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in the Company’s reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States or any foreign jurisdiction or the convertibility of foreign currencies;

•

the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States or any foreign jurisdiction in which a securities exchange on which securities held by the Company are traded is located; or

•

legislation amending the Code has been passed by either the U.S. House of Representatives or the U.S. Senate or is pending before either of them or any committee thereof, the effect of which, in the Company’s reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially and adversely affect the Company and/or its shareholders;

•

there has been instituted, threatened, or been pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by the Company of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in the Company’s ability to accept for payment or pay for some or all of the shares; or

•

seeks to impose limitations on the Company’s ability to acquire the shares or otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in the Company’s reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of the Company;

•

a tender or exchange offer for any or all of the Company’s outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations,

licenses, results of operations or prospects of the Company, that, in the Company’s reasonable judgment, does or is reasonably likely to have a material adverse effect on the Company, or the Company has become aware of any fact that, in the Company’s reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to the Company in the Company’s reasonable discretion; or

•	the Company determines that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 12 shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Company will provide notice to shareholders of such suspension or postponement.

13. Fees and Expenses

The Company has retained D.F. King & Co., Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, will be reimbursed for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above. The Company will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for whom they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as the Company’s agent or as an agent of the Company’s Information Agent or Depositary for purposes of the Offer.

14. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, the Company will make a good faith effort to comply with the applicable law.

15. Contacting the Depositary and Information Agent

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each Company shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of the Depositary’s addresses set forth on the back cover page of this Offer to Purchase.

The Depositary for the Offer is:

Depositary Addresses:

By First Class Mail:	By Registered, Certified or Express Mail, or Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attention: Voluntary Corporate Actions	Attention: Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

For Notice of Guaranteed Delivery
(Eligible Guarantor Institutions Only)
By Facsimile:
(617) 360-6810

To Confirm Facsimile Transmission Only:
(781) 575-2332

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Any questions, requests for assistance, or requests for additional copies of the Offer Documents or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 290-6431